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                                                                    EXHIBIT 99.2



                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                    PLEASE MARK VOTE IN THE FOLLOWING MANNER
                            USING DARK INK ONLY [X]


1. To approve the proposed merger of a newly-formed wholly-owned subsidiary of eXegenics, IDDS Merger Corp., a Delaware corporation, with and into Innovative Drug Delivery Systems, Inc., a Delaware corporation, as contemplated by the Agreement and Plan of Merger and Reorganization, dated September 19, 2002, among eXegenics, IDDS Merger Corp, IDDS, Ronald
       L. Goode, Ph.D., as the representative of the holders of the common stock of eXegenics, and Mark C. Rogers, M.D., as the representative of the holders of the common stock of IDDS.

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  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED OR, WHERE NO
       DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1, SET FORTH ABOVE.

Dated: _________________________________________, 2002 Signature(s)

Please sign your name exactly as it appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, etc., please give your full title as it appears herein. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.